EXHIBIT 99 (c)

               NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.



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IN THE MATTER OF PIPER JAFFRAY INC.

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                             STATEMENT BY RESPONDENT

            Respondent Piper Jaffray Inc. ("Respondent") has submitted a
Letter of Acceptance, Waiver and Consent dated February 13, 1996 (the "AWC")
to the National Association of Securities Dealers, Inc. (the "Association")
to resolve a proceeding by the Association. Pursuant to Section IV.A. of the AWC, Respondent submits this statement for consideration by the District Business Conduct Committee for District No. 4 and the National Business
Conduct Committee (the "Committees").1
            The AWC concerns Respondent's activities as distributor of the
Piper Funds Inc. Institutional Government Income Portfolio (the "Fund"). The Fund was managed by Piper Capital Management Inc. ("PCM" or the "Adviser").
The Association in the AWC finds that statements by Respondent, made through registered representatives, and certain advertising and sales literature fell short of the Association's standards.2
            As the AWC notes, the Fund experienced major losses in connection with unprecedented market turmoil in the spring of 1994. At that time, interest rate increases initiated by the Federal Reserve Board triggered severe dislocations in the market for mortgage-backed derivative securities.3 Without admitting or denying the deficiencies found by the Association, it must be emphasized that Respondent and its affiliates and their employees -- including the Fund's portfolio managers and Respondent's senior managers -- did not foresee the unprecedented market events of the spring of 1994 and their impact on the Fund. There can be no question that at all times the actions of Respondent with respect to the Fund were taken in utmost good faith.
            Respondent submits that the Committee should further consider that Respondent and its affiliates have committed approximately $1.7 million to a variety of voluntary measures to refine their procedures. These steps are wholly apart from the detailed review by an independent consultant to be retained by Respondent as provided in the AWC. For example, PCM has redesigned its portfolio oversight procedures through a new two-tiered committee process involving, among other things, quarterly reviews of all PCM funds. The Adviser has also already engaged an outside law firm to perform a compliance audit and make recommendations regarding its practices and procedures. Further, PCM retained an outside consultant to perform a thorough risk analysis of all of its fund portfolios. The Adviser has established a separate position of and retained a new General Counsel, and it has reinforced its mutual fund advertising review procedures by requiring review of all materials by a licensed principal at Respondent. The parent company of Respondent, Piper Jaffray Companies Inc., is establishing a Risk Management Committee to review procedures on a comprehensive group-wide basis, including risk identification, monitoring and control issues. Piper Jaffray Companies has also announced plans to create the Piper Institute, an entity that will consolidate training and development activities throughout the Piper group of companies, including compliance training.
            Apart from these and other procedural measures, Piper Jaffray Companies Inc. and its affiliates (the "Piper Group") moved quickly to compensate Fund investors by settling within less than a year a putative class action brought on behalf of purchasers of shares in the Fund between July 1, 1991 and May 9, 1994. Notwithstanding its vigorous denial of liability for the claims alleged in the complaint, in February 1995, the Piper Group announced that it would pay Fund shareholders up to $70 million. On July 31, 1995, Chief U.S. District Judge Paul A. Magnuson, the judge presiding over the shareholder suit, stated that he "commend[ed] [the Piper Group] as an entity for coming to grips with this litigation." (Transcript of Civil Motion Proceedings at 53, In re: Piper Funds, Inc. Institutional Government Income Portfolio, Civ. No. 3-94-587 (July 31, 1995)). By Order filed January 12, 1996, Judge Magnuson approved Piper's settlement of the class action as fair and adequate to all class members. Over 99.5% of the over 8300 class members have chosen not to opt-out of the settlement.4
            Without admitting or denying the deficiencies found in the AWC, Respondent would emphasize the written disclosures that were made regarding the composition and investment strategies of the Fund. This is not a case in which material facts were intentionally withheld from anyone. The mortgage-backed derivatives and other securities holdings of the Fund and its investment strategies were disclosed in annual and semi-annual reports delivered to shareholders and available to potential investors. These reports and other communications with shareholders also provided more general disclosure with respect to the risks of the Fund and, in particular, the potential for loss of principal on an investment in the Fund.
            The Fund was managed by an experienced team headed by Worth Bruntjen, a recognized mortgage-backed securities expert with more than 26 years of investment experience. Even before he began managing the Fund in 1988, Bruntjen had built a strong reputation on his use of techniques to manage and control the inherent risks of mortgage-backed securities. At least until early 1994, the Fund, as well as other funds managed by Bruntjen, had been well served by these techniques for many years.5 The Fund's portfolio managers firmly believed that their methods would continue to enable the Fund to achieve marked success in meeting its investment objective. Respondent's senior managers relied in good faith on the long-term, demonstrated ability of these managers to control the risks of mortgage-backed derivative securities through a variety of sophisticated techniques and strategies.
            Finally, as expressly provided in the AWC, Respondent does not admit or deny any of the findings in the AWC. In addition, Respondent consents to the Association's entry of the findings in the AWC and to the Association imposing the sanctions described in the AWC solely for the purpose of this proceeding and any other action in which the Association is a party, and not as a basis for estoppel or bar in any other proceeding (including but not limited to litigations, arbitrations and judicial or quasi-judicial proceedings), or as an admission by Respondent or any of its present or former employees. The AWC does not specify any particular sale or recommendation to any particular customer; for this reason, under the rules of evidence the AWC will not have any evidentiary relevance to the individual claims of any specific customer of Respondent.

                                    Respectfully submitted,



                                    /s/ Andrew S. Duff
                                    Andrew Duff
                                    President, Piper Jaffray Inc.

February 14, 1996


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1 As  provided  for in  Section  IV.A.,  Respondent  may not in this statement deny the existence of the AWC's findings and violations, or make any other statement which is deemed inconsistent with the AWC.

2 The AWC does not make findings with respect to any specific customers among the Fund's over 8000 investors.

3 In the words of The Wall Street Journal, the mortgage-backed derivatives market became a "bloodbath" (The Wall Street Journal, May 20, 1994).

4 The $70 million settlement offered to the class represents an overall recovery to the alleged class of approximately 50% of all Loss (as defined by the settlement agreement).
   In a related, unsettled class action against the Fund's accountants, Judge Magnuson has found that the class period for investor plaintiffs should end as of April 12, 1994, as opposed to the May 9, 1994 cut-off accepted solely for purposes of settlement in the action against the Piper group. If limited to the April 12 cut-off ordered by Judge Magnuson in the related action, the $70 million settlement would represent an overall recovery to the alleged class of over 100% of all aggregate Loss.
   In settling the class action, the Piper group of companies admitted neither liability nor the validity of the formula used by plaintiffs to calculate Loss.

5 Described in the financial press as a "mortgage-backed securities wizard," Bruntjen joined PCM in 1988 after successfully managing mortgage-backed funds at another established investment-management firm, Alliance Capital (see Investment Advisor, 11/93). In a December 1992 report on a non-proprietary fund that had followed Bruntjen from Alliance Capital to PCM, Morningstar commented that the fund had "certainly picked a winner" in identifying Bruntjen. The report went on to observe that "Bruntjen has made his name by blending [mortgage derivatives] so that their inherent risks wash each other out" and that "Bruntjen's talent as a mortgage manager is no secret." (Morningstar Report, 12/11/92). In March 1994, Morningstar designated Bruntjen a runner-up for its Closed-End Fund Manager of the Year Award (see Morningstar Closed-End Funds, Vol. 10, No. 7).







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